RAYOVAC CORPORATION

                          Offer for all Outstanding

                  10-1/4% Senior Subordinated Notes Due 2006

                               in Exchange for

             10-1/4% Series B Senior Subordinated Notes Due 2006

To: Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees

   Rayovac Corporation (the "Company") is offering, upon and subject to the
terms and conditions set forth in the Prospectus, dated [        ], 1997 (the
"Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 10-1/4% Series B Senior Subordinated Notes Due 2006 for its outstanding 10-1/4% Senior Subordinated Notes Due 2006 (the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of October 17, 1996, among the Company and the other signatories thereto.

   We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

   1. The Prospectus;

   2. The Letter of Transmittal for your use and for the information of your clients;

   3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

   4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

   5. Guidelines for Certificates of Taxpayer Identification Number on Substitute Form W-9; and

   6. Return envelopes addressed to Marine Midland Bank, the Exchange Agent for the Old Notes.

   Your prompt action is requested. The Exchange offer will expire at 5:00 p.m., New York City time, on [], 1997 unless extended by the Company (the "Expiration Date"). The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

   To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, together with certificates representing the Old Notes, should be sent or delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

   If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

   The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.


   Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Marine Midland Bank, the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                      Very truly yours,


                                      Rayovac Corporation


   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.